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                                                                       EXHIBIT A


[LETTERHEAD OF OGDEN]                                        Quintin G. Marshall
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Two Pennsylvania Plaza, New York, NY  10121    eMail: quintin_marshall@ogden.com
                                                             Phone: 212-868-5421
                                                               Fax: 212-868-3558
                                                               www.ogdencorp.com
     FOR IMMEDIATE RELEASE


         OGDEN ANNOUNCES INTENTION TO SPLIT UP INTO TWO PUBLIC COMPANIES

NEW YORK, N.Y., MARCH 11, 1999 - Ogden Corporation (Ogden) today said that it intends to explore ways to split its existing businesses into two separate public companies. Ogden also said that it has retained Goldman, Sachs & Co. to assist Management in its evaluation.

Ogden stated that its current intention is that one company would consist of its Energy business, while the other would comprise the Entertainment and Aviation businesses. Ogden said that it anticipated completing all the necessary analysis and finalizing the separation plans by mid summer.

"Over the last three years, our focus has been on building each of our businesses. During this period, it has become increasingly apparent that there are different market dynamics that affect the different commercial lines," said
R. Richard Ablon, Chairman and Chief Executive Officer of Ogden. "At this time we feel that it is in the best interest of our employees, customers, and shareholders to take the necessary steps to separate the businesses."

Ogden Corporation (NYSE: OG) is a global corporation focused on three business areas -- Entertainment, Aviation and Energy. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; concert promotions, artist management and recordings. The Aviation group provides ground and cargo handling; passenger services; fueling; and airport infrastructure development and management. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services.

Additional information on the company can be obtained via the Internet, at www.ogdencorp.com, or toll-free (888) 643-3612.

Any statements in this communication, which may be considered to be "forward looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Corporation's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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